SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  April 15, 2011

SINO CLEAN ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-51753	75-2882833
(Commission File Number)	(IRS Employer Identification No.)

Room 1502, Building D, Wangzuo International City Building No. 3 Tangyuan Road, Gaoxin District Xi'an, Shaanxi Province, People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(86-29) 8209-1099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2011, the board of directors (the “Board”) of Sino Clean Energy, Inc. (the “Company”) received notification from Mr. Albert Ching-Hwa Pu that effective immediately, he resigned as a member of the Board of the Company. At the time of his resignation, Mr. Pu also served as Chairman of the Audit Committee and a member of the Compensation Committee and Nominating and Corporate Governance Committee.  Mr. Pu resigned for personal reasons and there were no disagreements between him and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.  A copy of his resignation letter, dated April 15, 2011, is included with this 8-K as Exhibit 99.1.

On April 15, 2011, the Board appointed Mr. Brock Silvers as a director and a member of the Audit Committee.  The Board determined that Mr. Silvers is an “independent director” as that term is defined in accordance with Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Mr. Silvers, aged 46, has more than two decades of senior investment and operating experience in China and Asia, with a specific emphasis on the energy industry.  He currently serves as Managing Director of Kaiyuan Capital, a China-focused PE fund, and is a board director with China Energy Corporation (OTC:CHGY), a leading Chinese coal mining company.  Mr. Silvers previously served as CEO of Laris Group, a China-based hospitality portfolio, and as CEO of Envirofit International, an environmental technology firm operating in the Asia Pacific region.  Mr. Silvers was also a co-founding Partner of Power Pacific Company, a private equity firm focused exclusively on Chinese energy industry investments, and served as Director of International Development for Eagle In dustries, a multi-billion dollar industrial holding company controlled by renowned U.S. investor Sam Zell.  He received his MBA in Finance from the Wharton School of University of Pennsylvania, his M.A. in International Studies (Chinese Language & Culture) from the Lauder Institute of University of Pennsylvania, and his B.A. in Chinese Studies from Columbia University.  Mr. Silvers is fluent in Chinese.

On April 15, 2011, the Company and Mr. Silvers executed a director offer letter (the “Offer Letter”) in connection with Mr. Silvers’ appointment, pursuant to which Mr. Silvers will be entitled to receive an annual compensation of $24,000 for his services rendered. In addition, the Company granted Mr. Silvers an option to purchase up to 10,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Offer Letter for a period of six years.  The option will be exercisable one year after the date of the Offer Letter. The Company will reimburse Mr. Silvers for reasonable expenses incurred in connection with his performance of duties as a director of the Company, including travel expenses. The Company also agrees to include Mr. Silvers as an insured under its directors and officers insurance policy and indemnify Mr. Silvers for any expenses incurred in connection with his performance of duties as a director of the Company.

The foregoing description of the material terms of the director offer letter is qualified in its entirety by a form of such agreement included with this 8-K as Exhibit 10.1.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Director Offer Letter by and between the Company and Mr. Brock Silvers, dated as of April 15, 2011.

99.1	Resignation Letter from Mr. Albert Ching-Hwa Pu, dated as of April 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Clean Energy, Inc.

By:	/s/ Baowen Ren
Name: Baowen Ren
Title: Chief Executive Officer

Dated: April 15, 2011